Exhibit 99.2

On February 25, 2011, The Interpublic Group of Companies, Inc. held a conference call.  A copy of the transcript of the call follows:

IPG CALL PARTICIPANTS

Michael Roth
Chairman of the Board and Chief Executive Officer

Frank Mergenthaler
Executive Vice President and Chief Financial Officer

Jerry Leshne
Senior Vice President, Investor Relations

ANALYST CALL PARTICIPANTS

Alexia Quadrani J.P. Morgan	William Bird Lazard Capital Markets

John Janedis UBS Securities	David Bank RBC Capital Markets

Matt Chesler Deutsche Bank Securities	Craig Huber Access 342

Benjamin Swinburne Morgan Stanley	Daniel Salmon BMO Capital Markets

James Dix Wedbush Securities

CONFERENCE CALL TRANSCRIPT

COMPANY PRESENTATION AND REMARKS

Operator:
Good morning and welcome to the Interpublic Group fourth quarter and full year 2010 earnings conference call. . . .  I would now like to introduce Mr. Jerry Leshne, Senior Vice President, Investor Relations.  Sir, you may begin.

Jerry Leshne, Senior Vice President, Investor Relations:
Good morning, thank you for joining us.  We have posted our earnings release and our slide presentation on our website, interpublic.com, and we’ll refer to both in the course of this call.

This morning we are joined by Michael Roth and Frank Mergenthaler.  We will begin with prepared remarks, to be followed by Q&A.  We plan to conclude before market open at 9:30 a.m. Eastern.

During this call we will refer to forward-looking statements about our company, which are subject to uncertainties in the cautionary statement included in our earnings release and in the slide presentation and further detailed in our 10-K and other filings with the SEC.  At this point, it is my pleasure to turn things over to Michael Roth.

Michael Roth, Chairman of the Board and Chief Executive Officer:
Thank you, Jerry, and thank you all for joining us this morning.

I’ll begin by covering the highlights of our performance, as well as the share repurchase program and quarterly dividend that we are pleased to announce today.  Frank will then take us through the financial results in detail, and I’ll close with some additional color about what’s taking place in our agencies and the tone of the business.  As always, we’ll make sure we leave plenty of time for Q&A.

Well as you can see, we recently completed a very strong year.

Coming off a brutal recession, we entered 2010 uncertain as to the strength of a recovery and, therefore, focused on managing our costs.  As the year unfolded, the economy stabilized and began to improve, and we were able to capitalize on these changes in the macro environment to achieve strong growth in revenue and profits, which was apparent in Q4 and for the full year.

2010 was significant in that we put our company back on the track of competitive organic revenue growth and margin expansion that we had established before the recession hit the marketing services sector in 2009.

For the year, organic revenue growth was 7%, towards the top end of our peer group.  Operating margin of 8.4% represented a significant recovery of 270 basis points compared to 2009.

Looking more closely at the quarter, it’s clear that the business ended the year on a strong note.  Revenue increased 11.7% and 11.2% organically.  As in all previous quarters of 2010, contributions to our growth came from an extremely broad range of the portfolio.

Regionally, U.S. organic revenue growth was 13.1%.  We saw double-digit growth in the U.K. as well as in key emerging markets, such as India, China and Brazil.

Looking at client sectors, almost all verticals posted double-digit growth during the fourth quarter, including auto; financial services; packaged goods; health and personal care; food and beverage; and tech and telecom.  The retail sector posted solid growth on top of a very strong Q409.

At the agency level, we had strong organic growth at all of our global networks, marketing services performed very well, and our digital offerings and integrated U.S. independents continued to make significant contributions with outstanding performance during the quarter.

This growth reflects the improved economic climate and growing confidence on the part of the marketers compared to a year ago.  It’s also a direct result of the investments we’ve made during the past year in talent — especially in developing markets and emerging media — as well as the strategic actions that we’ve taken to strengthen and reposition a number of our key agency brands.

Q4 operating income was $331 million, an increase of 23% compared to a year ago.  Operating margin was 16.4%, compared to 14.9% in Q409.

Turning to EPS, earnings per diluted share for the quarter were $0.36, up from $0.24 in the comparable period last year.  And for the full year, earnings per diluted share were $0.47, more than double the 2009 EPS of $0.19.

Over the course of 2010, we continued to reduce debt, improve cash flow and greatly add to our company’s overall financial strength.

As a result, in addition to the strong operating performance that we are announcing today, we are very pleased to inform you that our Board of Directors has approved two important measures to further enhance shareholder value.

First, our Board has declared a cash dividend on our common stock in the amount of $0.06 per share, payable on March 25th to holders of record at the close of business on March 11th.  We expect to continue with this dividend on a quarterly basis.  Second, our Board has authorized a common share repurchase program of up to $300 million, which will go into effect immediately.

These programs will not prevent us from investing in the many growth areas that are required to continue providing leading edge solutions to our clients.  They do, however, represent significant milestones for our company, which demonstrate the great progress we’ve made in recent years and our confidence that we can continue to build on this success.

At this point, I’ll turn things over to Frank for an in-depth look at our financial performance.

Frank Mergenthaler, Executive Vice President and Chief Financial Officer:
Good morning.  As a reminder, I will be referring to the slide presentation that accompanies our webcast.

On slide 2, you’ll see an overview of the quarter and the year.  Q4 revenue growth was strong in both the U.S. and international markets.

During the fourth quarter, operating profit increased 23% year-over-year.  We realized 190 basis points of operating leverage on combined base payroll and temporary labor expenses.  We also reduced occupancy expense by 120 basis points of revenue.  With improved performance, incentive compensation increased 60 basis points as a percentage of revenue compared to a year ago.

We also took strategic headcount actions in Q4 that resulted in a somewhat elevated severance expense of $55 million, below the level of last year, but higher than our quarterly run rate for the first nine months.  Severance expense was 2.7% of revenues in the quarter, compared to our 1% run rate over the first nine months of the year, which is a reasonable annual estimate going forward.  This is an investment in continuing to drive efficiency, as we identify and act on opportunities to reduce our expense base.

We ended the quarter and the year with $2.69 billion of cash and marketable securities on the balance sheet, an increase of $183 million from a year ago.  That comparison includes having used approximately $480 million during the year to pay down debt and redeem convertible preferred stock.  Full-year operating cash flow was $817 million, compared with $541 million a year ago.

Turning to slide 3, you see our P&L for the quarter.  I’ll cover revenue and operating expenses in detail on the slides that follow.

Turning to operations in more detail on slide 4, beginning with revenue:

•	Revenue in the quarter was $2.01 billion, an increase of 11.7%. Compared to Q409, there was almost no impact from exchange rates, while net acquisitions contributed 50 basis points.

•	Our organic revenue change was an increase of 11.2%, a terrific result, due to growth from existing clients as well as new business wins across all of our disciplines.

•	Regionally, we had double-digit organic growth in North America, LatAm, the U.K., China and India.

•	As Michael mentioned, our gains in the quarter were broadly distributed across client sectors.

On the bottom half of this slide, you can see the revenue performance of our operating segments:

•	At our Integrated Agency Networks, Q4 organic growth was 10.1%. We were pleased with the performance of both the U.S. and international markets and to see contributions by all of our global agencies.

•
At our CMG segment, revenue increased 18.5% on an organic basis, reflecting double-digit advances in both the U.S. and internationally.  We had growth across the board at all the principal operating units and disciplines, led by our events business.

•
It’s worth pointing out, as we have in the past, in connection with strong growth in events, our increase includes higher pass-through revenues that are offset dollar-for-dollar in direct expenses, which are reflected in our office and general expenses.

Moving on to slide 5, which provides a look at revenue by region:

•	In the U.S., the organic increase of 13.1% was driven by broad participation across client sectors and disciplines. We were led by Mediabrands, Draftfcb, Jack Morton and Mullen.

•	International organic growth was 9.4%.

o	In the U.K., revenue increased 16.7% organically, led by our marketing services specialist agencies and, notably, our events business.

o
In Continental Europe, the increase was 2%.  We saw mixed results by country, with growth in France and Germany but decreases in Italy and Spain.  The markets at the center of sovereign debt concerns remained weak, but we did not see any incremental softening during the quarter.

o	In AsiaPac, organic growth was 7.5%, led by China and India, which was tempered by slower growth in Japan, where we have a significant presence.

o	Organic growth in LatAm was again outstanding at 20.1%, reflecting the strength of all of our global agency networks in every key market in that region, led by Brazil.

o	Our “Other Markets” grew 13.2% organically, reflecting strong performance in South Africa, Canada and the Middle East.

On slide 6, we chart the longer view of organic revenue change on a trailing-12-month basis.  The most recent data point is 7.0%, which reflects our growth for all 2010.

On slide 7, we take a closer look at operating expenses.

•	Q4 operating margin was 16.4%, compared with 14.9% a year ago, an improvement of 150 basis points.

•
Salaries and related expenses decreased to 56.6% of revenue from 58.4% in Q409, an improvement of 180 basis points.  Total SRS was $1.14 billion, compared to $1.05 billion, an increase of 8.2%.  Underneath that result, there were a number of moving pieces that reflect improved operating leverage, as well as increased investment in certain areas of our businesses.

o	Base pay, benefits and tax was 42.8% of revenue, compared with 45.0% a year ago, an improvement of 220 basis points. For the full year, our base pay ratio improved 340 basis points.

o
We continue to invest behind areas of growth in the portfolio, such as Mediabrands, R/GA, MRM, HUGE and public relations and, regionally, in Brazil, India and China.  Across our agencies, we are adding digital talent.  Headcount at quarter end was [41,300], an increase of 4% from a year ago.

o
Severance expense was 2.7% of Q4 revenue, which is below the level of a year ago but also above the 1% level for the first nine months of the year.  Our Q4 headcount actions were focused in the U.S. and Europe and are designed to drive improved efficiency going forward.

o
Incentive expense in the quarter was 3.5% of revenue, compared with 2.9% a year ago.  The comparison, of course, reflects this year’s strong operating improvement and very strong results, as well as comp based on decreased expense in 2009 due to the recession.

o	Temporary labor expense was 3.1%, compared with 2.8% a year ago.

o
“All Other” Salaries and Related expenses increased to 4.5% of revenues, compared with 3.8% last year.  The comparison reflects a higher level of discretionary bonus awards that are variable and based on agency as well as employee performance.  For the full year, this category was 3.3% of revenue, compared with 2.8% in 2009 and 3.0% in 2008.

•	Turning to Office and General expenses, on the lower half of this slide:

o
O&G in Q4 was $540 million, or 26.8% of revenue, compared with 26.4% a year ago.  O&G increased 13.7%, largely due to increased pass-through expenses, which, as I mentioned earlier, are offset in revenue.

o	For the full year, O&G was 28.5% of revenue, unchanged from last year.

o
Within O&G, we had 120 basis points of leverage on occupancy expense, which was 6.4% of revenue, compared with 7.6%.  This was the result of both revenue growth and decreased rent expense due to efficiencies achieved over the past 12 months.  For the full year, occupancy expense decreased 100 basis points as a percentage of revenue.  Our metric on [square-foot-per-]employee decreased to 245 square feet, an historic low for Interpublic.

o	“All Other” O&G was 14.6% of revenues, compared with 13.3% a year ago, due to higher pass-through expenses offset in revenue, which I mentioned earlier.

On slide 8, as usual, we show our adjusted operating margin history on a trailing-12-month basis, which was 8.5% for 2010.  As we have said previously, our objective this year had been greater than 8%, on the way to our ultimate goal of full competitive profitability.

On slide 9, we turn to cash flow for the quarter:

•	Operations generated $979 million, compared with $739 million in Q409, due to the growth in net income and strong working capital results.

•
Working capital generated $639 million in the quarter, ahead of last year’s very strong $426 million.  As a reminder, cash flow in our business is seasonal.  We tend to generate cash from working capital in Q4 and use cash in Q1.

•	Investing activities used $23 million.

•
Financing activities used $219 million, including $193 million to pay our maturing floating rate notes in November.  Also, as previously disclosed, the quarter included the $23 million cost of our hedge against the potential risk of price appreciation on the 16.1 million shares of common stock into which our 4.75% [notes are convertible] when they are callable in March of 2013.

•	The increase in cash and marketable securities during the quarter was $750 million.

Cash flow for the full year is in the presentation appendix.  You can see that full-year operating cash flow was $817 million.  We paid cash taxes of $87 million and full-year CapEx was $96 million.

Turning to the current portion of our balance sheet on slide 10: we ended the quarter with $2.69 billion in cash and short-term marketable securities on the balance sheet, an increase of $183 million from a year ago, despite, as I have mentioned, extensive debt and preferred stock deleveraging during the year.

On slide 11, you see our debt maturity schedule as of December 31st.

•	Total debt was $1.7 billion, a decrease of $200 million from a year ago, which brings us to a decrease of approximately $600 million over the past three years.

•	In mid-November, we had a senior note maturity of $193 million, which we paid from cash on hand. Earlier in the year, we redeemed $20 million of these notes.

•
The schedule shows $154 million due this year, most of which is short-term debt used locally for working capital purposes that typically remains outstanding.  The smaller pieces are our August 2011 maturity, only $36 million.

•
Looking ahead to 2012 and ’13, it is also worth noting that the amounts shown here are the first potential put and call dates of our convertible notes, rather than their maturity dates, which do not occur until 2023.

In summary, on slide 12, we are pleased with our performance in the quarter and the year:

•
Our strong cash position and cash flow, as well as our operating performance and business momentum, were all important considerations, as Michael mentioned, for our Board’s decision to initiate a common share dividend and share repurchase program.

•	Our revenue results speak to the competitiveness of our brands, while our continued progress with costs and profitability means we’re managing expenses carefully.

•	Importantly, we continue to invest in growth and efficiency. This will allow us to continue to deliver on the margin expansion and increased profitability that we believe are achievable going forward.

Now I’d like to turn the call back over to Michael.

Mr. Roth:
Thank you, Frank.

Our performance in Q4 and for the full year demonstrated the strength of our agencies, their people and their professional offerings, particularly in growth areas like digital, marketing services and the emerging economies.  We saw vitality across the full cross section of client sectors.  We also continue to demonstrate our ability to manage the business effectively and convert revenue gains into significantly increased levels of profitability.

Competitive organic revenue is the best indicator that we are building a terrific talent base and that our strategic decisions are paying off.  Key developments in this area during the latter part of 2010 included successful completion of the management transition at McCann.  The team there now includes new leadership in the creative area, digital, healthcare communications, strategic planning and finance.

During the fourth quarter and full year 2010, Mediabrands continued to deliver an outstanding performance.  We have successfully recruited terrific talent to join IPG media agencies, and we’re seeing more new business wins and continuing industry recognition.  Our decision in January of this year to name Matt Seiler Mediabrands CEO, and Jacki Kelley as his successor at UM, along with the strong leadership provided by Richard Beaven at Initiative and Matt Freeman at Mediabrands Ventures, will contribute to further positive momentum at this dynamic unit.

Draftfcb continues as a major contributor to our success.  The agency once again grew its revenue and delivered strong profitability.  Their integrated model, which increasingly features digital and shopper marketing capabilities, is getting very positive reviews from clients, and the global Beiersdorf win was a further validation of that offering.  New management in key markets such as New York, Chicago and Shanghai is focused on taking the agency’s performance to an even higher level.

The merger of Lowe and Deutsch made both agencies stronger and enhanced their competitive position in the U.S., where the majority of multinational businesses still originates.  We’re pleased with Lowe’s overall 2010 performance, with their strength in key developing markets, especially Brazil and India, and with the fact that their new business pipeline is robust heading into the new year.

CMG, which includes Weber Shandwick, GolinHarris, Jack Morton and Octagon, keeps delivering industry-leading work in PR, sports and experiential marketing.  We’re seeing a lot of new client activity at these agencies as we head into 2011.  A great deal of digital talent is being on-boarded at all of our marketing services firms, and we believe this will lead to continued organic growth and market share gains for the group this year.

Among the digital specialty agencies, R/GA, HUGE and McCann’s MRM posted outstanding results.

Performance at the integrated U.S. independents was also strong, lead by Mullen, The Martin Agency, Hill Holliday and Gotham.

It’s clear that marketers are leaning forward and looking to us to help them grow.  This gives us greater confidence that they will maintain or increase their levels of spend in 2011.

As always, it’s up to us to earn a larger share of their business.  We have to demonstrate that the investment clients make in their brands will be supported by sharp strategic thinking and driven home to consumers with great creative ideas across all media platforms.  Ultimately, our solutions must be accountable and deliver strong ROI and marketplace results.

This remains a time of opportunity for our industry.  We expect to see solid revenue growth in 2011.  We will be comparing to the strong growth in the year just ended, but we currently believe that 4% to 5% organic growth is a reasonable outlook for the full-year 2011.  With growth in that range, our objective is to grow margins to 9.5% to 10% in 2011.

Of course, we’ll have more detail for you on 2011 and our plans going forward at our investor day late in March.  We’re excited about that event, which will give you an opportunity to hear from the leadership of our largest businesses.  They will share their thoughts on strategy and operations for their respective units, and Frank and I will fill in the broader financial and strategic framework for our business.  We look forward to seeing you on March 29th here in New York.

In closing, I want to thank all of our people from around the world for a very strong 2010 in terms of our revenue and profitability growth.

The dividend and share repurchase programs we are announcing today signal our confidence in our ability to build on this progress.  We see the results we are sharing with you today as part of a sustainable long-term path to achieving both competitive organic revenue and margin performance.  Above all, we remain committed to enhancing total shareholder value in a way that supports our long-term growth strategy and is also responsive to the needs of our owners.

With that, I’ll be happy to open it up for questions.

QUESTIONS AND ANSWERS

Operator:
. . . .  Our first question today is from Alexia Quandrani with JPMC.  Your line is now open.

Alexia Quadrani, J.P. Morgan:
Thank you.  Thanks for the color on the outlook for 2011.  I was hoping to drill down on it a little bit further.  Would you say that the momentum in the advertising market has generally continued into the first quarter and your sort-of range of 4% to 5% is much more reflective of not any kind of change in attitude, but more just to more difficult comparisons?

Michael Roth, Chairman of the Board and Chief Executive Officer:
Yes, absolutely.  We have not seen — obviously, the next question is what are we seeing in January, or, actually, what have we seen in this last week?  We continue to see strong performance and there’s no reason for us to expect a pullback.  And you’re absolutely right: as I indicated, the comps that we start comparing to get a little more difficult.  So at this point in time, we see no reason to pull back in terms of our expectation of our positive performance in 2011.

Ms. Quadrani:
And when you look at your margin goals for 2011 and beyond, can you give us a bit more detail in terms of what are the levers behind sort-of getting to the next level from where you are right now?

Mr. Roth:
I think we’ve shown — just look at our 2010 results — our ability to convert incremental revenue.  And we always say we use about a 30% conversion.  But for 2010, we actually achieved 40% conversion if you pull out the additional severance that we had.  So I think what you’ll see is us continuing focusing on the efficiencies and our staff cost ratios as we increase revenue.  I think, you can’t get there without revenue increase.  I know we’ve always stated that, and I think, as you see our revenue throughout the year increase, we will manage our business to achieve the goals we set forth.

Ms. Quadrani:
And, last question, just if you could give us an update on the new business outlook right now.  I know you have a couple of accounts in review, but if you can also talk — if you want to comment on them — but if not, if you can also talk about the pipeline and what you think about potential new wins.

Mr. Roth:
Yeah, actually the pipeline is pretty solid.  We have a couple of announcements that will be coming out in the future.  We can’t obviously put them out there right now.  So we’re feeling good about our pipeline and our competitive offerings.

The three reviews that are out there, let me go one by one.  First, we have the Army, which is a mandatory review, as you know.  There are four finalists; we have two of them: McCann is defending and Draftfcb is the other finalist.  We’re feeling real good in terms of the outcome there and so we’re anxious to see the results there, but I think we’re in good position to, if not retain that business, to keep it within the IPG fold.  The Microsoft review, it’s currently going on right now.  We’re feeling very positive about that.  We entered into that review with the client indicating how satisfied they are with our performance, and we continue to show and build upon that, so we’re working that through right now.  And SCJ, we have a very strong relationship with SCJ and we’re working very hard to make sure that we continue that into the future.

Ms. Quadrani:
Thank you very much.

Mr. Roth:
Thank you.

Frank Mergenthaler, Executive Vice President and Chief Financial Officer:
You’re welcome.

Operator:
Thank you.  Our next question is from John Janedis with UBS. . . .

John Janedis, UBS Securities:
Hi, thanks.  Good morning, guys.

Michael Roth, Chairman of the Board and Chief Executive Officer:
Good morning, John.

Mr. Janedis:
Hey, Frank, given the situation in the Mideast, can you tell us what your people are seeing at MCN, and is your sense that any slowdown will be confined to those markets and not spread into Europe?

Frank Mergenthaler, Executive Vice President and Chief Financial Officer:
Yeah, John, I think right now, the feeling of the MCN leadership is just one of concern in the certain markets that are going through the traumatic turmoil that we’re watching on television every day.  The markets that are mostly impacted are relatively small for us, but they’re important.  So we’re keeping an eye on it, and they’re keeping us updated.  But with the volatility in that part of the world, it’s going to have an adverse impact on the business.

Mr. Janedis:
Is it like a 1% or 2% of overall revenue?

Mr. Mergenthaler:
It’s about 2% for the entire region.  And the specific markets that are most volatile right now are de minimus to that.

Mr. Janedis:
Okay, great, thanks.  And just, you’ve historically had a lot of volatility in the U.K.  I think you guys mentioned some project stuff.  But with GDP slowing in the fourth quarter there, did your agencies get any sense that clients are going to be a little more cautious there heading into this year?

Mr. Roth:
In the U.K. we’ve see some positive results.  A lot of that is driven by events.  We had some very strong events going on in the U.K.  We think the U.K. is a good place to be.  It’s just not going to have the rapid growth that we see elsewhere.  But it’s certainly a key strategy for us to move forward.

We haven’t built into our plans any huge growth in those areas either.  So we’re going to see slow, gradual recovery there.  And we’re going to manage our business.  The other thing we’ve done is — as you saw in 2010 and ’09 — is we right-sized our business in those markets.  At McCann, we’ve made some changes in leadership — bringing Gustavo on board is an important addition for us.  So we’re going to continue to be strong in those markets, but we’re not counting on the kind of recovery in that market as we are elsewhere.

Mr. Janedis:
Thanks, Michael.  And just speaking of that, on the severance side, was it disproportionate in Europe relatively speaking to the sever levels?  Or was it pretty balanced in the two?  Meaning U.S. and Europe.

Mr. Roth:
It was pretty much there and the U.S.  Those are the two key parts of the severance.  And again, it’s in those markets and disciplines that aren’t showing the growth.  Remember, we’re investing strongly behind digital and media, and some of the other areas we’re right-sizing.

Mr. Mergenthaler:
And John, we’ve been aggressive in Europe on the severance front for three years.

Mr. Janedis:
Okay. Great. Thank you, guys.

Mr. Roth:
Thanks, John.

Mr. Mergenthaler:
You’re welcome.

Operator:
Our next question is from Matt Chesler with Deutsche Bank. . . .

Matt Chesler, Deutsche Bank Securities:
Good morning.  The first question is, if you revisit the 2011 margin outlook — which we appreciate that you provided to us this morning — besides revenue, can you talk about some of the variables that might, sort-of, lead you come in in the bottom or the top end of that range?  So if I just, basically, if I do a quick decomposition of those, those portions of your outlook — while not trying to get too specific — it doesn’t look like there’s greater variability on the margin than would imply a 30% incremental margin to your revenue guidance, or initial revenue thoughts.

Michael Roth, Chairman of the Board and Chief Executive Officer:
Well, look, we’re in February, okay?  And we are just completing our business plans for 2011.  We have a very robust process where we go bottoms up for our networks.  We meet with them.  We go over the strategic requirements, their staffing needs and their growth opportunities.  And, obviously, this is not an exact science.  And, frankly, it’s early in the year.  And as we go through the year, and certainly at our investor day, we’re going to put a little color in terms of how we’re going to achieve our targets.

But I think, you know, we don’t give guidance the way I know you would like us to do.  This is directional and this is how we’re going to be managing our business and how we think it’s a safe and conservative approach to managing our business.  And I think, as you’ve seen, we’ve proven our ability to manage our business through all types of environments.  So as the economy, if it gets stronger, then we’ll be able to respond, and as the economy gets, if for some reason it pulls back, we have levers that we can pull to make sure that we achieve our targets.

Our businesses are managed to achieving margin and revenue.  And it’s up to our business units to focus on specifically achieving that.  So if we’re falling short on the revenue side, then there are actions that we have to take on the expense side.  So we’re all marching towards the same objectives.

Mr. Chesler:
Frank, at this point, after you’ve gone to the market with your capped call on the converts, how are you feeling about any further opportunities to address the share count?

Frank Mergenthaler, Executive Vice President and Chief Financial Officer:
Matt, we’re constantly looking at it.  I think that the buyback program that we announced is a big step for us.  We’ve got some converts that are out there, and we’ve got the capped call in place.  So we’re constantly looking at dilution and multiple factors will contribute if we decide to do more.  But for where we are today, we’re pretty set on the actions we’ve announced.

Mr. Roth:
And I think all these actions, when we undertake decisions like this, we’re looking at the long-term financial position of the company, not the short term.  And as that improves, then we look at what other opportunities we have out there, whether it is buying in some of our debt if possible, reposition the share buyback — I mean that’s all the thing.  Frankly, this is a great conversation for us to have.  I know many of you have been waiting for us to be in this position and we’ve always said we like to keep a conservative balance sheet.  And the answer is we do.  We like to keep a conservative balance sheet.  But at this point in time, we think this is the appropriate move, at these levels.  And as we see our performance towards achieving our goals get closer, then we’ll take a harder look at that.

Mr. Mergenthaler:
And, Matt, as Michael pointed out in his comments, we’re still going to be looking at opportunities to invest behind growth in our business.  So we’ve got to balance that in the discussion.

Mr. Chesler:
Thank you, I agree.  I think it says a lot that we’re even having this discussion right now, in February 2011, so thank you.

Mr. Roth:
Thank you.

Operator:
Thank you.  Our next question is from Ben Swinburne with Morgan Stanley. . . .

Benjamin Swinburne, Morgan Stanley:
Thanks.  Good morning, guys.

Frank Mergenthaler, Executive Vice President and Chief Financial Officer:
Good morning, Ben.

Mr. Swinburne:
Another question we’re not talking about is the rating agencies anymore, so I’ll leave that one behind.

Michael Roth, Chairman of the Board and Chief Executive Officer:
Good point.

Mr. Swinburne:
I wanted to ask about the NOLs and the tax rate in the quarter.  Frank, you guys came in lower than at least we were expecting this quarter, and I know there’s sort of a relative mix of international versus domestic that matters there, but just a broader question about the tax trends.  From here as you guys feel very good about what’s happening across all your agencies, but particularly internationally seems to be picking up.

Mr. Mergenthaler:
On the NOL front, Ben, there’s about $1.7 billion NOLs remaining.  During the year, we utilized about $190 million, which had a cash tax savings of about $65 or $70 million.  So we are seeing cash generation and as we return to profitability in leveraging those NOLs to give us some cash cover.

With respect to our rate for the year, we have some positive impact on our effective rate based upon where we saw earnings, both in the U.S. and outside the U.S.

We think going forward, and for modeling purposes, a 40% effective rate is a reasonable rate.  We did a little better than that this year, and as it relates to cash taxes, we were about 18% or 19% this year, which is a very, very good result, and I think the tax team did a terrific job.  We think, again, going forward, that number should be 20% or 21%.

Mr. Roth:
You know, we — I can’t help commenting on taxes, given my background  — we think there’s still a real opportunity out there in terms of leveraging the tax NOLs, and those are real assets, and obviously by using some of them in terms of to avoid cash-type payments is a good indication of the benefit we get.

The other thing in our tax rate, what happens in the fourth quarter is, you true-up your tax rate.  You use your estimates for the year, and in the fourth quarter you have to go back and really look at what the full rate is, and you adjust it in the fourth quarter.  So we saw some of that in the fourth quarter as well.

And, as Frank indicated, 40% is the right number to use, and obviously we hope to — the best way to use a tax NOL is to earn your way out of it, and as we see recovery in those markets, then we have the ability to use these tax NOLs to offset that income without paying cash taxes, which is a real opportunity for us.

Mr. Swinburne:
That’s great.  Just looking at slide 26, where you guys give the verticals, auto and transport really jump out as huge drivers, pardon the expression.  But I just wanted to get a sense — I don’t know if this makes sense to look at it this way, but if you — this has been a very cyclical area, the ad spend, saying the obvious, but if you go back, how far away are we, or are we already there, if you look at your auto business versus where it was back in ’06 or ’07 before that business really started to fall apart, the auto business in particular.  I mean, I know you had a huge growth rate in ’10, but that’s probably coming off a pretty low base.

Mr. Roth:
Actually, that’s a fair point.  It came off a very low base.  But actually, look at it another way, too: in the prior years, we were pretty much generating auto business from General Motors, period.  I mean, we were a GM.  The whole industry has changed dramatically.  And as you know, we picked up some additional auto in terms of Volkswagen, Chrysler media, we do Subaru — so the mix of our auto business has become a little more fragmented than it used to be.  So whatever was driving on the General Motors side, we’re picking up some new business in the other areas, which is, frankly, consistent with the whole industry right now.

And, clearly, as you said, 2010 was a strong year in terms of the auto sector coming back and spending large amounts of money, and, in particular, the recovery of General Motors is remarkable and with their IPO, so we benefited from that as did our whole sector.  So I think we’re getting back to a more normalized level on the auto sector, and we were just coming off a horrific period in 2009.

Mr. Swinburne:
And last question, Frank, just on the buyback.  I know the timing of that buyback will depend on the fundamentals of the business. But just from a conceptual perspective, whatever your free cash flow is in ’11 —and you have some acquisitions which you highlighted, I think, a little over 100 million bucks — should we just assume that after you pay your dividend that the rest of the free cash would go towards that buyback?  Would there be any reason to build cash or anything else, just a sort-of way to think about it?

Mr. Mergenthaler:
We’ll look at the entire cash needs, Ben, in the portfolio, whether it be on the acquisition front or whether it be investment in capex.  But we’ve put a plan in place, and we intend to execute that plan in a reasonable timeframe.

Mr. Swinburne:
Great.  Thanks a lot, everyone.

Mr. Mergenthaler:
You’re welcome.

Operator:
Thank you. Our next question is from James Dix with Wedbush. . . .

James Dix, Wedbush Securities:
Good morning, gentlemen. . . .  Just three things.  I guess if you could do any kind of 30,000-foot compare and contrast to two years ago — or maybe a little over two years ago — which is probably the last time you guys were thinking about margins approaching 10%.  Obviously, the recession is forced upon you and given you the opportunity to change the mix of business and the investments you've made.  Just, any color you could give on how the environment is different than the last time you were thinking about getting close to that 10% margin level.  And then, just more specifically, any guidance you could give us on just what severance and incentives should look like as a percentage of overall revenue which you look for?  It bounced around a little bit this year; I'm assuming there aren't a lot of surprises we should expect, but I just want to confirm that.  And then, finally, just with the return of capital returns, any color you can give on rating agency feedback and where you stand in terms of your overall goal of getting back to investment grade?

Michael Roth, Chairman of the Board and Chief Executive Officer:
Okay, let me — in terms of the changes from where we were prior to the recession, our industry has changed dramatically.  I mean, if you look at our — just look at the actions we've taken from a strategic point of view from that period.  We put Lowe and Deutsch together.  We put Draftfcb together.  Our media offerings have changed dramatically, and the great success of our Mediabrands is an indication that the marketplace has changed dramatically.  So, the offerings in the digital space, in the emerging markets, in the emerging media have taken front and center in terms of the recovery.  And what's really interesting to see is that during this period when the economy was in the tank, we continued to invest behind these things so that when and if the recovery came, we were well positioned to do that.  So we took some very hard severance actions during this period but we've also reinvested in our businesses.  So I think the difference between where we were and where we are now is in the business mix.  And the type of offerings that we have now are much sophisticated.  They're much more accountability-driven, digital, the emerging markets, the double-digit growth in China, Brazil and India is an indication of the future.

But let's not forget we have a very strong weighting in the U.S. and North America, which has performed very well.  So that's clearly an important engine that is helping us get back to those margins.

But I think our business mix, in terms of our offerings, is much broader; it's much deeper.  And the relationships in this market with our clients is a little more complicated, but complications and disruption is good for our business, because we have to be able to help our clients navigate that.  So I think it's a robust environment, but we're much more in the fold in terms of the competitive set that we're dealing with.  It's no longer that you can count on a relationship lasting 100 years.  We have to earn our business every day, and we've invested in people and tools to make sure that that happens.  So I think the nature of our business has changed dramatically, and the fact that we're able to start showing the improvements in the margin and revenue as we come out of the recession is an indication of our competitive positioning.  So I feel good about that.

Frank Mergenthaler, Executive Vice President and Chief Financial Officer:
The other two questions, James.  Severance: 1% is probably a reasonable number, and on the incentives, 3.5% to 4% of revenue is probably reasonable.

And on the capital return and the rating agency discussion, we've been talking to rating agencies throughout this process, so that they were well aware of what we were doing and supportive of it.  The dialogue with all three agencies has been good.  We've been upgraded by one agency and the other two have us on positive outlook.  So we'll continue to be transparent and work with them.  And our expectations are we will be investment grade in the not-too-distant future with the other two agencies.

Mr. Dix:
Okay, great.  Thanks very much.

Mr. Mergenthaler:
You're welcome.

Operator:
Thank you.  Our next question is from William Bird with Lazard. . . .

William Bird, Lazard Capital Markets:
Thank you, good morning.  I was wondering if you could tell us what you expect free cash flow to do in 2011?  And also if you could just talk about what you’re seeing on pricing?  Thank you.

Michael Roth, Chairman of the Board and Chief Executive Officer:
I’ll talk about pricing; I’ll let Frank talk about free cash flow.  Obviously we’re coming off a pretty strong year on free cash flow, so we don’t see anything stopping that.  But I’ll let Frank comment on it.

Pricing is competitive, and our challenge is to make sure that we’re moving the needle.  There’s no question that in 2009, the procurement involvement in pricing was significant.  It still is, but I think right now our clients are in a very competitive set as well, and they have to be able to move the needle.  We just have to show that we’re effective in terms of the offerings that we’re making, and pricing, although it’s competitive, given the efficiencies on how we operate our businesses, we’re comfortable with our ability to deliver margins.  But it’s competitive, and what’s good is that we’re in all the pitches that are out there, we’re winning our share if not more, and in the end winning and investing in some clients for a long-term relationship and continuing to perform is critical, and that’s how we’ll maintain our margins.

Frank Mergenthaler, Executive Vice President and Chief Financial Officer:
Bill, on the free cash flow we expect it to be strong, and it was one of the factors we considered when we were determining about moving forward on the dividend and the share buyback.  We’re not ready to put a number on it now, but we feel pretty good about it.

Mr. Bird:

I guess to be just a little more specific, do you expect it to grow?

Mr. Mergenthaler:
Yes.

Mr. Roth:
Look, in a solid environment where we’re growing, you would expect it to grow.  And that’s part of our plan.

Mr. Bird:
And also I was wondering: on incremental margin, you’ve done a great job converting incremental revenue.  If we think about a range of incremental margins for ‘11, how best to think about it?

Mr. Roth:
Well I think we’ve said, 30% to 40% is where we were looking to convert revenue at.  And we’ve shown we can do it, and that’s what we’re trying to do.

Mr. Bird:
Great, thank you.

Mr. Mergenthaler:
You’re welcome.

Mr. Roth:
Thank you.

Operator:
Thank you. Our next question is from David Bank with RBC Capital Markets. . . .

David Bank, RBC Capital Markets:
Thanks.  Two questions, I guess.  The first one is, if you look at the turmoil in the Middle East and you look at the big picture aside from the volatility involved in the regions specifically, but rather its impact on oil, is there a point in which, do you guys have a view of a level of really the price of oil at which you start to see disruption to the macro advertising market?  And how much room do we have from here?  I guess the second question is — and I suspect you’ll be giving us a little bit more color and thoughts on this at the investor day — but when you characterized the target for margins as competitive — and no good deed goes unpunished —but because you’re making such great progress, I think people start to ask themselves, well, competitive with who, right?  There is some variability in the space.  And, I guess, could you be a little bit more specific because there really is some variability.  Do you mean competitive with your closest domestic competitor or globally?  And second part of that question is, do you see any headwind ultimately because of scale?  Do you feel like you are scaled enough such that with any of your given competitors that you really should be able to be on par over time in terms of margin?  Thanks for taking so many questions.

Michael Roth, Chairman of the Board and Chief Executive Officer:
Okay.  First of all, we don’t see any issue on scale.  I think, as I’ve said, we’re competitive on all the major pitches.  We win our fair share.  We have strong presence in all the markets, certainly in the emerging markets.  We’ve always said that China, although we’re not as large as some of our competitors, if you pull out the media side, we have a very strong offering in China.  And we’ve already indicated our intention to invest in China and grow.  And frankly, as we speak, right now we’re out there looking.  And we will be investing strongly behind China because we think that’s an opportunity.  But we already have a good presence there, and we expect to grow it.  So scale is not an issue in any of our offerings, whether it be digital, media, PR, certainly not, and in the integrated offering which is where the competitive situations are falling right now.

As far as the question of the macroeconomics, we don’t have a specific target on oil.  I think if you broaden your question to the issue of, as the price of oil gets high, the cost of commodities, if you will, for our client base becomes to be a pressure.  And therefore, if I might, I assume your question will lead to, will that impact the advertising spend.  And I think the answer to that is, we’ve seen that already happen in 2010.  We see the pressure on our clients, particularly in the consumer goods, packaged goods marketplace, where the cost of raw material has gone up.  And yet our clients continue to have to invest in their brands on the marketing services.  So I think we have a ways to go before this is going to directly impact their need to spend behind on the marketing dollars.  So I don’t have a specific; lower is better.  But global economics is not something that I want to comment on right now other than we’ve seen some ugly stuff out there, and our clients have realized that the best thing to do in a difficult environment is invest in their brands.  And we see that continuing.

There was a third —

Frank Mergenthaler, Executive Vice President and Chief Financial Officer:
David, your third question: we’ve been pretty consistent.  When we make reference to competitive margins, we’re talking to you about our U.S. competitor.

Mr. Roth:
Right.  And by the way, the range on that competitive margin, as we’ve said, is around 13%.  So we’ll put a stake in the ground and say that’s what we’re driving to.  If the overall economic environment changes and our competitive set changes, we’ll obviously want to stay competitive.

Mr. Bank:
Thank you very much.

Mr. Roth:
You’re welcome.

Mr. Mergenthaler:
You’re welcome.

Operator:
Thank you.  Our next question today is from Craig Huber with Access 342. . . .

Craig Huber, Access 342:

Yes, good morning.  Most of my questions have been answered.  I have a couple nitpicks here, if I could.

Michael Roth, Chairman of the Board and Chief Executive Officer:

Okay, Craig.  Welcome back.

Frank Mergenthaler, Executive Vice President and Chief Financial Officer:

Welcome, Craig.

Mr. Huber:
I’m glad I got on here, thank you.  You guys are in roughly about 100 countries around the world.  If currencies stayed flat, can you help us?  What are you budgeting for the currency impact on your revenues for the first quarter and for the full year?

Mr. Roth:
About 1% —

Mr. Mergenthaler:
— for the full year. We’re not going to give you an answer for the first quarter, Craig.

Mr. Huber:
Do you have it though or no?

Mr. Mergenthaler:
For the year, as Michael said, 1%.

Mr. Huber:
You don’t have anything for the first quarter?

Mr. Mergenthaler:
No, we do not.

Mr. Huber:
Okay.  And then also on your cash balance — and Frank, you and I have talked about this many times — the $1.9 billion to roughly $2.7 billion of cash at the end of the last four quarters from last year, what was the point, at any point last year, what was the low point in your cash balance in the balance sheet?  Do you have that?

Mr. Mergenthaler:
I don’t have that, Craig, with us.  I think that way back when we were addressing this issue and we talked about intra-quarter swings, what we said intra-quarter swings were roughly $200 to $300 million.  I think that trend, if you model that to the elevated cash balance, you could probably come up with a reasonable level.  But we haven’t gone back to look at that in any great detail.

Mr. Huber:
Okay.  And then my other question:  your 4% to 5% organic revenue growth assumption for this new year, I assume you’re thinking that the continental Europe piece, that would be, what, low single digits?

Mr. Roth:
I’m sorry. What was the — ?

Mr. Huber:
Your continental Europe organic revenue growth?

Mr. Roth:
Oh, continental Europe — I think we’ve already said, we don’t see a big recovery in continental Europe, so in the low single digits would be consistent with that.

Mr. Mergenthaler:
Right.  Continental Europe was down a little bit this year, and so it’s probably flat to slightly up.

Mr. Roth:
Right.

Mr. Huber:
Lastly, if you could just, what were the major wins and losses that you had here in the fourth quarter?

Mr. Roth:
We didn’t have any major losses in the fourth quarter.  As we already indicated, we have a couple of reviews out there.  Frankly, there weren’t a lot of major wins in the fourth quarter, certainly none that we’ve announced.

Mr. Mergenthaler:
Beiersdorf.

Mr. Roth:
Beiersdorf was the biggest.

Mr. Mergenthaler:
Which was a global pitch.

Mr. Roth:
Yeah. And some media wins that we’ve had out there, as well.  Just recently, I wouldn’t call them major, but Mullen won, Barnes & Noble’s was announced yesterday.  Gevalia at Draftfcb was a very big win.  Actually, it was a retention, but it was a win given what was going on between, with Kraft.  So to see Draftfcb win a great brand like Gevalia and defend is great news and it goes to the strength of the Draftfcb offering and the people in that organization.

Mr. Huber:
Great, thank you.

Mr. Mergenthaler:

You’re welcome.

Operator:

Thank you. Our next question is from Dan Salmon with BMO Capital Markets. . . .

Daniel Salmon, BMO Capital Markets:
Hey, good morning, guys.  Most of my questions have been answered, as well, but I will ask about maybe a little bit more color on acquisitions.  Maybe where?  You mentioned that the BRIC countries are a focus, but maybe some insight on what disciplines you’re looking to add and if you maybe have a rough dollar in mind, a dollar amount in mind that you’d like to be spending.

Michael Roth, Chairman of the Board and Chief Executive Officer:
Yeah.  We model out about $150 million in acquisitions and we usually come in within that range.  We have a couple of transactions in the pipeline already, mostly in the digital space.  Obviously, that’s a hard, a strong-growth area for us, and all of our networks, as well as the group here are looking at digital transactions, and we expect to be announcing a few.  No major transactions, but a few of them in the upcoming weeks, if you will.  Brazil continues to be a strong market for us.  We keep looking for opportunities there.  Obviously, I just mentioned China, we’d like to find some transactions in China, but we’re not going to chase transactions in a market like that.  We want to make sure that the people and the offerings are consistent with our strategic direction.  And obviously, we’ve shown a growth, if you will, in Brazil.  We’ve shown a growth in the U.K. actually, with the addition of Delaney Lund, and we’re actually looking at some digital opportunities there as well.

Mr. Salmon:
Okay, thank you.

Mr. Roth:
Thank you.

Frank Mergenthaler, Executive Vice President and Chief Financial Officer:
You’re welcome.

Operator:
Thank you.  And we are approaching 9:30 Eastern time.  I would like to turn the call over to the speakers for closing comments.

Michael Roth, Chairman of the Board and Chief Executive Officer:
Great.  Well, as you can see we’re quite pleased with the results for 2010 and the fourth quarter. I think we’re going into 2011 with a lot of momentum behind us, and we look forward to talking to you with our first quarter results, and we appreciate all your support.  Thank you very much.

Operator:
Thank you.  This does conclude today’s conference. . . .

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Cautionary Statement

This transcript contains forward-looking statements.  Statements in this transcript that are not historical facts, including statements about management’s beliefs and expectations, constitute forward-looking statements.  These statements are based on current plans, estimates and projections, and are subject to change based on a number of factors, including those outlined under Item 1A, Risk Factors, in our most recent Annual Report on Form 10-K.  Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.

Forward-looking statements involve inherent risks and uncertainties.  A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement.  Such factors include, but are not limited to, the following:

•	potential effects of a challenging economy, for example on the demand for our advertising and marketing services, on our clients’ financial condition and on our business or financial condition;

•	our ability to attract new clients and retain existing clients;

•	our ability to retain and attract key employees;

•	risks associated with assumptions we make in connection with our critical accounting estimates, including changes in assumptions associated with any effects of a weakened economy;

•	potential adverse effects if we are required to recognize impairment charges or other adverse accounting-related developments;

•
risks associated with the effects of global, national and regional economic and political conditions, including counterparty risks and fluctuations in economic growth rates, interest rates and currency exchange rates; and

•	developments from changes in the regulatory and legal environment for advertising and marketing and communications services companies around the world.

Investors should carefully consider these factors and the additional risk factors outlined in more detail in our most recent Annual Report on Form 10-K under Item 1A, Risk Factors.